Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-191712 on Form S-8 of Power Solutions International, Inc. of our report dated October 13, 2017 appearing in this Annual Report on Form 11-K of Power Great Lakes, Inc. Employees 401(k) Profit Sharing Plan for the year ended December 31, 2016.

/s/ Crowe Horwath LLP

Oak Brook, Illinois

October 13, 2017